SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012

MARTHA STEWART LIVING OMNIMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059{
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 West 26th Street New York, NY		10001
(Address of principal executive offices)		(Zip Code)

(212) 827-8000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on December 6, 2011, Martha Stewart Living Omnimedia, Inc. (the “Company”) and J. C. Penney Corporation, Inc. (“J. C. Penney”), the principal operating subsidiary of J. C. Penney Company, Inc., entered into a commercial agreement (the “Commercial Agreement”) providing for the sale by J. C. Penney of certain Martha Stewart-designed and branded home products (the “Products”). On July 11, 2012, the parties amended the Commercial Agreement to (i) add certain additional categories of Products to the Product offerings that will be available for sale in MSLO Stores (as defined in the Commercial Agreement), (ii) add certain additional categories of Products to the definition of Non-Exclusive Product Categories (as defined in the Commercial Agreement), and (iii) modify the Products that will be sold in one of the Product categories contemplated in the original Commercial Agreement. As a result of this amendment the minimum guaranteed payments for sales commissions, when combined with the design fee and the annual marketing spend, will require J. C. Penney to pay the Company at least $282.9 million, in the aggregate, during the 10-year term of the Commercial Agreement, which represents a $110.5 million increase in aggregate minimum guaranteed payments for sales commissions payable by J. C. Penney to the Company before giving effect to such amendment. With respect to sales of Products in the party products category, the Company will have the right to terminate J. C. Penney’s right to sell and distribute such Products on 6 months’ prior written notice to J. C. Penney, beginning February 1, 2016; such termination would not affect the minimum guaranteed payments for sales commissions under the Commercial Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: July 11, 2012	By:	/s/ Daniel Taitz
Chief Administrative Officer and General Counsel